Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated March 13, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of TICC Capital Corp., which appear in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Selected Financial and Other Data” in such Registration Statement. We also consent to the incorporation by reference of our report dated June 25, 2007 on the securities table included in the registration statement.

/s/  PricewaterhouseCoopers LLP

New York, New York

February 12, 2008